Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2026, with respect to the consolidated financial statements of SkyWater Technology, Inc. and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

March 20, 2026